Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510                               For Release: IMMEDIATE
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News                                          For Further Information Contact
Release                                       Paul A. McPartlin
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TECH/OPS SEVCON REPORTS SECOND QUARTER RESULTS

Southborough, Mass. April 27, 2004..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported that net income for its second fiscal quarter was $142,000, or $.05 per diluted share, compared to last year's results when the Company had net income of $211,000, or $.07 per diluted share. Revenues for the second quarter were $7,273,000, an increase of $1,135,000, or 18%, compared to the prior year's $6,138,000. Foreign currency fluctuations resulted in a $645,000 increase in reported sales. Second quarter volumes were 8% higher than last year mainly due to gains in the controls business. Engineering expense, mainly on advanced new products, was $386,000 higher than the second quarter of last year, Operating income for the second quarter was $280,000 compared to $303,000 in the same quarter lastyear. Foreign currency changes compared to last year resulted in a decrease of $20,000 in second quarter operating income.

For the six month period, net income was $223,000, or $.07 per diluted share, compared to $217,000, or $.07 per diluted share last year. Revenues in the first six months of fiscal 2004 were $13,739,000, an increase of $1,956,000, or 17%, compared to last year. Foreign currency fluctuations resulted in a $1,200,000 increase in reported sales. Volumes were 6% ahead of the prior year. Higher spending on new products resulted in an increase in engineering expense of $647,000, equivalent to $.13 per share. Operating income for the six-month period was $453,000, compared to $317,000, in the first half of the prior year. Foreign currency fluctuations increased year-to-date reported operating income by $140,000 compared to the same period last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls or electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Second Quarter 2004 Financial Highlights (unaudited)
(in thousands except per share data)

                               Three months ended    Six months ended
                               ------------------    ----------------
                                April 3  March 31   April 3   March 31
                                   2004      2003      2004       2003
                                -------  --------   -------   --------
Net sales                       $7,273     $6,138   $13,739   $11,783
                                -------  --------   -------   --------
Operating income                   280        303       453       317
Income before income taxes         220        325       344       334
Net Income                       $ 142      $ 211    $  223   $   217
                                -------   -------    ------   --------
Basic income per share           $ .05      $ .07    $  .07   $   .07
                                -------   -------    ------   --------
Diluted income per share         $ .05      $ .07    $  .07   $   .07
                                -------   -------    ------   --------
Cash dividend per share          $ .03      $ .03    $  .06   $   .06
                                -------   -------    ------   --------
Average shares outstanding       3,125      3,125     3,125     3,125
                                -------   -------    ------   --------


Summarized Balance Sheet Data	(in thousands of dollars)

                                              April 3,  September 30,
                                                  2004          2003
                                            (unaudited) (derived from
                                                             audited
                                                           Satements)
                                             ---------- -------------
Cash, and cash equivalents                        $207         $524
Receivables                                      5,206        4,088
Inventories                                      4,048        3,999
Prepaid expenses and other current assets          904          762
                                             ---------- -------------
     Total current assets                       10,365        9,373
Long-term assets                                 4,687        4,361
                                             ---------- -------------
 Total assets                                   $15,052      $13,734
                                             ---------- -------------

Other current liabilities                       $4,669       $4,009
Deferred taxes                                      82           77
Stockholders' investment                       $10,301       $9,648
                                             ---------- -------------
Total liabilities and stockholders' investment $15,052      $13,734
                                             ---------- -------------





To our shareholders:

If you would like to receive a copy of the Company's Form 10-Q, which will be available as soon as filed, in early May, please send your request to:

     Investor Relations
     Tech/Ops Sevcon, Inc.
     155 Northboro Road
     Southborough, MA 01772
     E-mail investor.relations@sevcon.com
     www.techopssevcon.com